LIVE HOME VIDEO INC.

SHORT FORM DEAL MEMO

Principal Terms & Conditions


Date of Agreement:      As of June 21, 1994

Licensor:               Le Studio Canal +(U.S.)

Distributor:            International Video Productions Inc., a wholly-
                        owned subsidiary of LIVE Home Video Inc.
Picture:                "Stargate" starring Kurt Russell and James Spader,
                        directed by Roland Emmerich based on an original screenplay co-written by Roland Emmerich and Dean
                        Devlin.

Picture
Specifications:         35mm film, aspect ratio of 1:2.35, color, Dolby or
                        DTS stereo, primarily in English language per the script (not post-synched or dubbed except as required by the exigencies of production or creatively), between 90 and approximately 120 minutes excluding main titles and end credits, MPAA rating of "PG-13" or less restrictive, and produced at a direct cost budget of $50 million or more.

License Term:           An initial period of 25 years from the date of
                        Distributor's first video release of the Picture.
                        The License Term shall be extended an additional 5 years if Licensor's account is unrecouped at the end of the initial period. Following expiration of the License Term, Distributor shall have a one year non-exclusive sell-off period plus a right to first negotiation/matching last refusal (as against
                        Distributor's last best offer) to renew and extend the License Term.

Territory:              US and Canada, their territories and possessions
                        and their embassies, military bases and
                        governmental installations wherever located throughout the world, but not including non-theatrical or public performance rights.

Authorized
Languages:              All

Rights Granted:         Exclusive Video through all existing or emerging
                        channels of distribution (including, without limitation, retail sales; direct mail, video clubs, telemarketing and other direct response sales;
                        door-to-door sales, pay-per-transaction sales;
                        supermarket sales; drug store sales; school and library sales (but not including non-theatrical or public performance rights); sponsorship, premium and commercial tie-ins sales, all by means of cassettes, video discs and any or all other electronic or information storage devices in all sizes, formats and configurations, now or hereafter known, plus all incidental rights customarily associated therewith. With respect to sponsorship, premium and commercial tie- in sales, Distributor shall consult and coordinate with Licensor, provided, however, Distributor shall have final decision-making authority with regard thereto.
                        Licensor shall also grant Distributor certain rights of first negotiation and certain last refusal rights as set forth immediately hereafter with respect to the possible acquisition of the aforesaid video rights to any theatrical Remake or Sequel based on, derived from, or inspired by the Picture which is produced during the License Term.
                        In the event the parties cannot come to terms during the first negotiation period, Licensor shall be free to accept an offer from any third party with respect to any such Remake or Sequel, provided however, that the offer is greater than Distributor's last best offer.


Distributor's
Edit,
Dubbing/Subtitling,
Closed-Caption
& Other Alteration
Rights: Distributor shall have the right to make or exploit, or to authorize others to make or exploit, Videos embodying dubbed and subtitled versions of the Picture, closed-captioned and descriptive video versions of the Picture intended primarily for the physically impaired, supplemented video versions (e.g., "director's cut", unrated versions, special editions, etc) and the like. Except in connection with Distributor's exercise of such rights, and subject to third party cutting rights (of which Licensor shall inform Distributor in writing within seven (7) days of execution of this agreement), Distributor shall not cut the Picture nor alter or delete any screen credit, logo, trademark or copyright notices appearing in the Picture; provided Distributor may integrate into Videos embodying the Picture before the main titles and/or after the end credits the name and trademarks of Distributor and its sublicensees, anti-piracy warnings in Distributor's customary form, and commercial and promotional advertisements or announcements (e.g., trailers).


Rights Reserved:        All rights not granted to Distributor are reserved
                        to Licensor ("Reserved Rights").  The Reserved
                        Rights include, without limitation, the following distribution rights: Non-Theatrical, Non-
                        Residential Pay-Per-View (Hotel/Motel), Commercial
                        (Public) Video, Airlines and Ships, Residential
                        Pay-Per-View, Pay TV, Free TV and Video On Demand.
                        Additionally, the Reserved Rights include all Interactive Multimedia rights, including the right to exploit video games derived from the Picture in all platforms, provided, however, Distributor may exploit the Picture in its linear version on interactive-capable platforms such as CD-I, CD Rom, Video CD, etc. Licensor may exercise the Reserved
                        Rights without further obligation or notice to Distributor, subject to the holdback provisions and minimum theatrical requirements set forth herein.

Holdbacks on
Licensor:               Licensor shall not exploit or authorize any person
                        or entity to exploit the Picture in the Territory in the following media sooner than the date set forth below corresponding to such media:

                        (a) Residential Pay-Per-View: Not sooner than three (3) months following the date of Video Availability. "Video Availability" shall mean the earlier of either:

                           (i)   Six (6) months following the initial
                        theatrical release of the Picture in the Territory;
                        or
                             (ii)   The initial video release of the
                        Picture in the Territory.
                        (b) Pay-TV and Free-TV: Not sooner than the earlier of either (i) 6 months following the date of Video Availability of the Picture in the Territory or (ii) 12 months following the date of the first theatrical release of the Picture in the Territory.

                        (c) Video On Demand: Not sooner than the earlier of either (i) 36 months following the date of Video Availability of the Picture in the Territory or
                        (ii) 42 months following the date of the first theatrical release of the Picture in the Territory. Licensor shall use its best efforts to receive the holdbacks set forth in this subparagraph (c) from MGM. Licensor shall notify and consult with Distributor in order to accommodate Distributor's concerns in Licensor's ongoing negotiations with MGM with regard to this holdback. Failure to obtain this holdback shall not be deemed to be a breach of this Agreement.

Holdback on
Distributor             Except as provided in the next sentence,
                        Distributor shall not make Videos embodying the Picture available for sale or rental to the general public in the Territory sooner than the 6 months following the date of the first theatrical release of the Picture in the Territory. Notwithstanding the foregoing, subject to the agreement of MGM, Distributor and Licensor agree that Distributor may elect to reduce this holdback period to as early as three (3) months following the first theatrical release of the Picture in the Territory in the event the Picture fails to achieve certain levels of commercial success (upon which the parties and MGM must agree) during its theatrical release in the Territory. To that end, representatives of each party shall promptly following the execution hereof meet and consult with representatives of MGM to determine the criteria acceptable to each of them which would permit Distributor to accelerate this holdback period. Failure to reach agreement shall not be deemed to be a breach of this Agreement.

Minimum Recoupable
Guarantee:              Conditioned upon Licensor's due performance of its
                        obligations hereunder, Distributor shall pay to Licensor a minimum guarantee ("MG") of $11,500,000 fully recoupable in the manner indicated below.

MG Payment
Schedule:               25% on execution of this Deal Memo ("First
                        Payment"); 30% on Distributor's acceptance of delivery ("Second Payment"); 22.5% on or before December 31, 1994 ("Third Payment"); and 22.5% on the date of Video Availability ("Fourth Payment").
                        Making the Second Payment is subject to
                        satisfaction of each of the Conditions Precedent specified below. Making each Payment other than the First Payment is conditioned on all prior
                        Payments having become due and payable.

Letter(s) of
Credit: In order to secure Distributor's obligation to make payment of the Third and Fourth Payments, Distributor, at its election, shall either:

                        (a) issue to Licensor concurrently with making the Second Payment an irrevocable Letter(s) of Credit in form and substance satisfactory to Licensor and its lead bank with a face amount of $3,675,000 which will remain open until July 15, 1995; or

                        (b) furnish to Licensor concurrently with making the Second Payment some other form of security (e.g., escrow funds, bank guarantee, etc.) satisfactory to Licensor; or

                        (c) make the Third and Fourth Payments discounted to present value concurrently with the Second Payment. The amount of the discount will be computed using an annual discount rate based on LIBOR plus .125%.

Division of Gross:      Distributor will make the following continuing
                        payments and recoupments from the gross receipts actually received by or credited to Distributor (or its "Primary Subdistributor(s)" in the Territory unless otherwise set forth below) from the exploitation of the Rights, net of any returns and discounts ("Gross Receipts"), determined on a rolling basis in the order of priority set forth below. "Primary Subdistributor(s)" is hereby and hereafter defined to mean WEA Corp. or any successor company which performs similar services on behalf of Distributor in acting as its primary subdistributor in the U.S. for video rental and sell through, and MCA Canada or any successor company which performs similar services on behalf of Distributor in acting as its primary subdistributor in Canada for video rental and sell through. All other subdistributors engaged by Distributor to exploit the Rights including, without limitation, Rentrak and Pioneer, shall not be deemed to be Primary Subdistributors.

                        (a) First, Distributor shall at all times during the Term retain:

                             (i) 27.5% of Gross Receipts which Distributor receives directly in instances where Distributor is not using a subdistributor; and

                             (ii) 27.5% of Gross Receipts which a Primary Subdistributor receives with Distributor being responsible to absorb the distribution fees of such Primary Subdistributor; and

                             (iii) 27.5% of the Gross Receipts which
                        Distributor receives from Pioneer LDCA or Rentrak with Distributor not being responsible to absorb the distribution fees of such subdistributor; and

                             (iv)  the greater of either:

                                (A)   18% of Gross Receipts which
                        Distributor receives from any subdistributor (other than a Primary Subdistributor, Pioneer LDCA or Rentrak) with Distributor not being responsible to absorb the distribution fees of such subdistributor; or

                                (B)   27.5% of Gross Receipts which any
                        such subdistributor receives with Distributor being responsible to absorb the distribution fees of such subdistributor.

                        The fees set forth in this paragraph (a) inclusive of all subparagraphs above shall collectively hereafter be referred to as the "Distribution Fee".

                        (b) Next, all costs and expenses paid, incurred or accrued by Distributor or any subdistributor [provided, however, that if Distributor is not responsible to absorb the distribution fees of such subdistributor pursuant to subparagraphs (a) (iii) or (a)(iv)(A) above, then the costs of such subdistributor shall not be recoupable under this paragraph (b)] for the exploitation of the Rights ("Distribution Expenses") shall be recouped from 100% of any Gross Receipts remaining.

                        (c) Next, 100% of any Gross Receipts remaining will be credited to Licensor's account until the MG plus interest having accrued thereon at the per annum rate of PRIME plus 2% has been fully recouped therefrom. Notwithstanding the foregoing, in the event Distributor shall receive a better interest rate for the cost of money, it shall apply such better rate to the benefit of Licensor.

                        (d) Last, Distributor will pay Licensor 60%, and shall retain for its own account 40%, of any Gross Receipts remaining.

                        (e) Reserves for rental priced Video returns shall be as follows:

                                (i)   For months 1 through 12 from the first
                        video release date of the Picture, reserves for returns shall not exceed 11% of gross sales net of discounts;

                                (ii) For months 13 through 15 from the first video release date of the Picture, reserves for returns shall not exceed 5% of gross sales net of discounts;

                                (iii)   Thereafter, no other reserves for
                        rental priced Videos shall be used;

                                (iv) The reserves set forth above shall be fully liquidated within 15 months of the first video release date of the Picture.

                        (f) Reserves for sell through priced Video returns shall not exceed 25% of gross sales net of discounts and shall be liquidated no later than with the rendition of the accounting statement rendered 1 year following the statement on which such reserve was first maintained.


Accounting
Statements:             Statements shall be rendered quarterly within 60
                        days after the end of each calendar quarter during the first 2 years following the date of the first video release of the Picture in the Territory.
                        Thereafter, accounting statements shall be rendered semi-annually within 60 days following the end of each calendar half-year.


Licensor's
Delivery
Requirements:           (a)     Licensor shall, at Licensor's cost, deliver
                        to Distributor both "pan and scan" and "letterbox" versions of the original linear version of the Picture which is theatrically released by MGM in the U.S. including digital masters, trailers, radio and television spots, and advertising and promotional materials (including, the key-art prepared under MGM's authority for the theatrical release in the Territory and, if produced, any "making of" documentary) relating thereto and such other items and documents, including certificates of standard Producer's Errors and Omissions insurance, which Distributor requires or desires for exploitation of the Rights; all in accordance with Distributor's customary delivery schedule.

                        (b) In addition, if available to Licensor, Licensor shall, at Distributor's request and cost, deliver or grant unrestricted and free access to Distributor of "pan and scan" or "letterbox" versions, as Distributor may elect, of all other linear versions of the Picture hereafter created during the License Term (such as foreign versions, alternate language tracks and dubbed versions, airline versions, television versions, unrated versions, producer's cuts, director's cuts, special or additional footage versions, etc.) including all digital masters, trailers, radio and television spots, and advertising and promotional materials relating thereto.

                        (c) All delivery materials must be of first-class quality and meet the Picture Specifications above.


Outside Delivery
Date: The later of (a) the date of the first theatrical release of the Picture in the Territory or
                        (b) September 30, 1994. Time is of the essence. Licensor hereby guarantees full, complete and satisfactory delivery of the Picture to Distributor. In the event it should fail to so deliver, it shall reimburse Distributor all monies paid by Distributor as set forth immediately hereafter. Distributor shall have fifteen (15) business days within which to accept delivery after materials have been made available to Distributor pursuant to the deadlines set forth above. The parties hereto agree to set forth by July 25, 1994 mutually satisfactory provisions regarding cure periods with respect to Delivery materials.

Minimum Theatrical
Release
Requirements:           In undertaking the Theatrical release of the
                        Picture:

                        (a) Licensor will cause MGM ("MGM") to place the Picture in general theatrical release throughout the Territory in November, 1994 provided, however, any delay of the theatrical release by MGM will not be deemed a breach of this Agreement until January 1, 1995 (the "Outside Theatrical Release Date"). Time is of the essence.

                        (b) Licensor will cause MGM to spend no less than $15,000,000 (with media buys of no less than $7 million dollars) on pre-opening and opening week Prints and Ads (as defined in the MGM agreement) calculated from the date of the MGM Agreement to a date seven (7) days after the initial theatrical release of the Picture in the Territory.

                        (c) Licensor will cause MGM to give Distributor reasonable advance notice of all premieres of the Picture in the Territory and to furnish Distributor with a reasonable number of invitations thereto for Licensor, its employees and customers.

                        (d) Liquidated damages in the amount of one dollar for each dollar of P&A which is not spent as required shall be payable to distributor if the aforesaid minimum theatrical release requirements are not satisfied in full. Without limiting its rights, Distributor shall have the right to set-off and deduct the amount of any such liquidated damages from any monies due Licensor.

                        (e) Licensor shall permit Distributor to have access to all information it obtains from any audit of MGM's books and records relating to the P&A expenses and Distributor shall have full audit rights of the books and records of Licensor with respect thereto.

Residuals,
Participations,
Music and Other
Clearances:             Participations, music and other clearances shall be
                        Licensor's sole responsibility. With respect to certain residuals, Distributor shall pay any residual payments due to the DGA, SAG and WGA.
                        Licensor shall immediately reimburse Distributor in full the amount of such residuals plus third party payroll service costs and interest at the rate of prime +2% per annum if Licensor fails to reimburse
                        Distributor within five (5) days following
                        Distributor's notice to Licensor of each said residual payment.

Licensor's
Representations:        Licensor hereby makes all standard representations
                        and warranties contained in Distributor's Standard
                        Agreement including, without limitation: that
                        Licensor has full authority to execute this Agreement, to carry out the terms hereof and to grant to Distributor all the Rights to the Picture;
                        that no liens or encumbrances on the Picture or its Underlying Material affecting Distributor's Rights do now or will any time hereafter exist other than the liens previously disclosed by Licensor to Distributor for which Licensor will furnish non-disturbance letters as hereinbelow provided; that the Picture is entitled to full copyright protection throughout the Territory and Term; that nothing in the Picture or its Underlying Material infringes any right of any third party; and that Licensor, at Licensor's sole cost, has or will obtain and maintain in effect throughout the Term all music licenses regarding the music embodied in the Picture, and has obtained all music performance rights granted to Distributor in this Agreement.
                        Licensor agrees to defend, indemnify and hold harmless Distributor against any breach or alleged breach of any of Licensor's warranties and representations.

Security
Agreement:              In order to secure the Rights granted to
                        Distributor under this Agreement, Licensor shall grant and assign to Distributor a continuing security interest in and copyright mortgage on the "Collateral" as defined in a customary Security
                        Agreement to be negotiated in good faith.
                        Distributor acknowledges that Licensor has disclosed the existence of prior liens in the Picture. Licensor shall obtain non-disturbance agreements from each and every such lien holder as part of the grant of the security interest to Distributor as soon as reasonably possible but in no event later than the Outside Delivery Date and thereafter as required by Distributor should the need arise, provided Distributor subordinates its lien in the Picture as may be required. Licensor's failure to timely deliver the aforementioned non-disturbance letters shall be deemed to be a material breach which will allow Distributor at its option to terminate this agreement. If such an event should occur, Distributor shall be immediately reimbursed all sums previously paid to Licensor plus interest at the rate of Prime +2% per annum.

Distributor's
Subdistri-
bution/Assignment
Rights:                 Yes, in Distributor's discretion.

Conditions
Precedent:              This Agreement is conditioned upon  Licensor's
                        delivery and Distributor's acceptance of all applicable chain of title documents, and Distributor's receipt of additional customary collateral documents to be negotiated in good faith including, without limitation, an Exclusive
                        Assignment and Mortgage of Distribution Rights,
                        Security Agreement and related financing statement(s) and Power of Attorney To Register and Sue (the "Additional Documents") executed by
                        Licensor, and where applicable, notarized as soon as reasonably possible but in no event later than the Outside Delivery Date provided Distributor shall concurrently execute appropriate subordination agreements. Licensor's failure to timely deliver the aforementioned Additional
                        Documents shall be deemed to be a material breach which will allow Distributor at its option to terminate this agreement. If such an event should occur, Distributor shall be immediately reimbursed all sums previously paid to Licensor plus interest at the rate of Prime +2% per annum.

Miscellaneous:          (a) Nothing herein contained shall be construed to
                        create any partnership, joint venture, agency, fiduciary or employment relationship between the parties.

                        (b) This Agreement shall inure to the benefit of and bind Licensor's and Distributor's successors and assigns


                        (c) In the event of Distributor's breach of this Agreement, subject to Distributor's full payment of the MG or its posting Letter(s) of Credit or other security satisfactory to Licensor therefor, Licensor's remedies shall be limited to an action at law for money damages and/or for an accounting.


                        (d) Licensor shall have customary audit rights of Distributor's books and records regarding its distribution of the Picture.

                        (e)  No modification or amendment of this
                        Agreement, including this subparagraph, will be effective unless in writing, signed by both parties.

                        (f) Each party expressly waives in favor of the other any right to rely on any oral understandings or representations, if any there may be.

                        (g) Licensor agrees to authorize, execute, acknowledge and deliver such other and further documentation as may reasonably be required by Distributor to perfect and protect the Rights granted hereunder including the appropriate documents referred to under the paragraph set forth herein entitled "Conditions Precedent".

                        (h) This Agreement incorporates by reference the terms and conditions contained in Distributor's standard distribution agreement applicable to agreements of this kind, all of which remain subject to the parties good faith negotiation. This Agreement constitutes an enforceable and binding agreement between the parties hereto.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date herein first written.

          Agreed to and Accepted By:

INTERNATIONAL VIDEO PRODUCTIONS INC.

BY:
TITLE:
DATE:

LE STUDIO CANAL + (U.S.)
BY:
TITLE:
DATE: